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PROSKAUER ROSE LLP
2049 CENTURY PARK EAST, SUITE 3200
LOS ANGELES, CALIFORNIA 90067
ATTENTION: D. ERIC REMENSPERGER, ESQ.

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS,
SECURITY AGREEMENT AND FIXTURE FILING

By

AL REAL ESTATE HOLDINGS, LLC,
as Mortgagor

to and for the benefit of

TCW ASSET MANAGEMENT COMPANY,
as Agent

Property Address:

1050 East Washington Street, Indianapolis, Indiana
1122 East Washington Street, Indianapolis, Indiana

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT
AND FIXTURE FILING

THIS MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING (this “Mortgage” is executed as of June 10, 2016, by AL Real Estate Holdings, LLC, an Indiana limited liability company, wholly-owned by Angie’s List, Inc., a Delaware corporation (“Mortgagor”), whose address for notice hereunder is 1030 East Washington Street, Indianapolis, Indiana 46202, to and in favor of TCW Asset Management Company, a California corporation, in its capacity as collateral agent for the benefit of the below-defined Lenders (in such capacity, “Agent”), whose address for notice hereunder is 865 South Figueroa Street, Suite 1800, Los Angeles, CA 90017.

ARTICLE 1.

DEFINITIONS

Section 1.1. Definitions.

(a)	As used herein, the following terms shall have the following meanings:

“Applicable Law” shall have the meaning set forth in Section 8.2(a).

“Borrowers” shall have the meaning set forth in the Credit Agreement.

“Collateral” means: (a) each parcel of real property described in Exhibit A, together with any greater estate therein as hereafter may be acquired by Mortgagor (collectively, the “Land”); (b) all buildings, structures and other improvements, now or at any time situated, placed or constructed upon the Land (collectively, the “Improvements”); (c) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Mortgagor and now or hereafter attached to, installed in or used in connection with any of the Improvements or the Land, and water, gas, electrical, storm and sanitary sewer facilities and all other utilities whether or not situated in easements, now owned or hereafter acquired by Mortgagor (collectively, the “Fixtures”); (d) all leases, subleases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect), if any, which grant a possessory interest in, or right to use or occupy, all or any part of the Property (collectively, the “Leases”); (e) all guaranties and other surety arrangements (written or oral, now or at any time in effect) of, for or otherwise relating to any of the Leases (collectively, the “Lease Guaranties”), together with any security and other deposits now or hereafter given to secure, or otherwise relating to, the Leases or the Lease Guaranties; (f) all minimum, percentage and other rentals paid or payable by any tenant, licensee, concessionaire, occupant or other user of all or any portion of the Property, whether pursuant to a Lease or otherwise (collectively, “Tenants”), all amounts paid or payable by Tenants pursuant to escalation or other adjustment provisions in their respective Leases or on account of maintenance or service charges, taxes, assessments, insurance, utilities, air conditioning and heating, and other administrative, management, operating and leasing expenses for the Property, all awards hereafter made to Mortgagor in any bankruptcy, insolvency or reorganization case or proceeding with respect to any Leases or the Lease Guaranties, and all royalties, issues, profits, revenues, income, and other money and benefits paid or payable by Tenants or arising in connection with any Lease or Lease Guaranty (collectively, the “Rents”); (g) all of Mortgagor’s interest in any other agreements (written or oral, now or at any time in effect), including construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, and leases, licenses, and occupancy agreements in favor of Mortgagor related to the Property, and, to the extent assignable, all permits, licenses, approvals, certificates and entitlements in any way relating to the development, construction, use, occupancy, operation, maintenance, enjoyment, acquisition or ownership of the Property (collectively, the “Property Agreements”); (h) Mortgagor’s interest in all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing, and all right, title and interest, if any, of Mortgagor in and to any streets, ways, alleys, strips or gores of land adjoining the Land or any part thereof, now existing or hereafter arising; (i) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof; (j) all insurance policies, unearned premiums therefor and proceeds from such policies insuring the

Property now or hereafter acquired by Mortgagor, subject to the terms and conditions of the Credit Agreement; (k) all mineral, water, oil and gas rights now owned by Mortgagor or hereafter acquired by Mortgagor and relating to all or any part of the Property; and (l) all of Mortgagor’s right, title and interest in and to any awards, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any Governmental Authority (as defined in the Credit Agreement) pertaining to the Property, subject to the terms and conditions of the Credit Agreement. As used in this Mortgage, the term “Collateral” shall mean all or, where the context permits or requires, any portion of the above or any interest therein.

“Credit Agreement” means that certain Financing Agreement dated as of September 26, 2014, as amended by that certain Limited Waiver to Financing Agreement entered into as of February 16, 2015, among Angie’s List, Inc., a Delaware corporation, each of its Subsidiaries that executes a joinder agreement as a Borrower, and each domestic Subsidiary of Angie’s List, Inc. listed on the signature pages thereto as a “Guarantor” to such Credit Agreement, TCW Asset Management Company, as both Administrative Agent and Collateral Agent (each as defined therein), and the Lenders parties thereto, as the same may be amended, modified or otherwise in effect from time to time.

“Event of Default” means (a) the failure of this Mortgage to constitute a first priority lien on the Property subject only to Permitted Liens, or (b) any “Event of Default” as defined in the Credit Agreement.

“Guaranty” shall have the meaning set forth in the Credit Agreement.

“Lenders” shall have the meaning set forth in the Credit Agreement.

“Loan” means the term loans, letters of credit and other financial accommodations in the aggregate principal amount of up to Eighty-Five Million and 00/100 Dollars ($85,000,000.00) to be made by the Lenders to the Borrowers pursuant to, and as evidenced by, the Credit Agreement.

“Loan Documents” shall have the meaning set forth in the Credit Agreement.

“Obligations” shall have the meaning set forth in the Credit Agreement.

“Permitted Liens” shall have the meaning set forth in the Credit Agreement.

“Property” means the Land, the Improvements, and the Fixtures.

“Security Agreement” shall mean the "Security Agreement" (as defined in the Credit Agreement) to which Mortgagor is a party.

“State” shall have the meaning set forth in Section 8.2(a) hereof.

“Subsidiaries” shall have the meaning set forth in the Credit Agreement.

“UCC” means the Uniform Commercial Code of the State of New York or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than the State of New York then, as to the matter in question, the Uniform Commercial Code in effect in that state.

(b)	Capitalized terms not otherwise defined in this Mortgage shall have the meanings ascribed to such terms in the Credit Agreement.

Section 1.2. General Construction. Unless otherwise noted, all “Article” and “Section” references shall be to Articles or Sections of this Mortgage. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Mortgage shall refer to this Mortgage as a whole and not to any particular provision of this Mortgage. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. All references to the Loan Documents shall mean such document as it is constituted as of the date hereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

ARTICLE 2.

GRANT

Section 2.1. Grant. To secure the full and timely payment of the Obligations and Borrowers’ performance under the Loan Documents, Mortgagor MORTGAGES, CONVEYS and WARRANTS to Agent, and grants Agent to and for the benefit of the Lenders a security interest in, the Collateral, TO HAVE AND TO HOLD, WITH POWER OF SALE, and Mortgagor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Collateral unto Agent for the benefit of Agent and the Lenders, subject to the Permitted Liens. Further, Mortgagor unconditionally and absolutely assigns all Leases, Lease Guaranties and Rents to Agent to and for the benefit of the Lenders, subject to the license set forth in Section 5.2 hereof.

ARTICLE 3.

WARRANTIES, REPRESENTATIONS AND COVENANTS

Section 3.1. Title to Collateral and Lien of this Instrument. Mortgagor owns the Property free and clear of any liens, claims or interests, except the Permitted Liens. This Mortgage creates valid, enforceable first priority liens and security interests against the Property.

Section 3.2. First Lien Status. Mortgagor shall preserve and protect the first priority lien and security interest status of this Mortgage. If any lien or security interest other than the Permitted Liens is asserted against the Property, Mortgagor shall promptly, and at its expense, give Agent a detailed written notice of such lien or security interest (including origin, amount and such other information as Agent may reasonably request), and shall either (a) pay or otherwise satisfy the underlying claim in full or take such other action so as to cause it to be released, or (b) contest the same in compliance with the requirements of the Credit Agreement.

Section 3.3. Payment and Performance. Mortgagor shall pay the Obligations in full when they are required to be paid and perform all acts required to be performed in accordance with the Loan Documents.

Section 3.4. Replacement of Fixtures. Subject to Section 3.9(b), Mortgagor shall not, without the prior written consent of Agent (which may be granted or withheld in Agent’s reasonable discretion), permit any of the Fixtures to be removed at any time from the Land or Improvements unless (a) the removed item is removed in the ordinary course of Mortgagor’s business and does not result in a Material Adverse Effect, (b) the removed item is removed temporarily for maintenance or repair or, if removed permanently, is obsolete or is replaced by an article of equal or better suitability and value owned by Mortgagor or (c) such removal is otherwise permitted under the Credit Agreement.

Section 3.5. Maintenance of Rights of Way, Easements and Licenses. Mortgagor shall maintain or cause to be maintained all rights of way, easements, grants, privileges, licenses, certificates, permits, entitlements, and franchises necessary for the use of the Collateral and will not, without the prior consent of Agent (which may be granted or withheld in Agent’s reasonable discretion), consent to any public restriction (including any zoning ordinance) or private restriction materially affecting Mortgagor’s current use of the Collateral. Mortgagor shall comply in all material respects with all restrictive covenants affecting the Collateral, and all applicable legal requirements, laws, rules, regulations, and orders of any Governmental Authority, including zoning ordinances, environmental laws and other public or private restrictions as to the use of the Collateral.

Section 3.6. Inspection. Mortgagor shall permit Agent, and its agents, representatives and employees to inspect the Collateral and conduct such environmental and engineering studies as Agent may reasonably require, in accordance with Section 7.01(f) of the Credit Agreement.

Section 3.7. Insurance. Mortgagor agrees, at Mortgagor’s sole cost and expense, to keep the Property insured at all times throughout the term of the Credit Agreement with policies of insurance as required by Section 7.01(h) of the Credit Agreement.

Section 3.8. Condemnation Awards and Insurance Proceeds.

(a)
Condemnation Awards. Subject to Mortgagor's rights to use awards and compensation for any condemnation or other taking or any purchase in lieu thereof in accordance with the terms and conditions of the Credit Agreement, Mortgagor assigns to Agent all such awards and compensation for any condemnation or other taking and Mortgagor authorizes Agent to collect and receive such awards and compensation and to give proper receipts and acquittances therefor, subject to the terms and conditions of the Credit Agreement.

(b)
Insurance Proceeds. Subject to Mortgagor’s rights to use all proceeds of any insurance policies insuring against loss or damage to the Collateral in accordance with the terms of the Credit Agreement, Mortgagor assigns to Agent all proceeds of any insurance policies insuring against loss or damage to the Collateral. Subject to the terms and conditions of the Credit Agreement, Mortgagor authorizes Agent to collect and receive such proceeds, to give proper receipts and acquittances therefor, and authorizes and directs the issuer of each of such insurance policies to make payment for all such losses directly to Agent, instead of to Mortgagor and Agent jointly.

Section 3.9. Maintenance of Property.

(a)	Mortgagor shall maintain, preserve, protect and keep the Property in good repair, working order and condition, in accordance with Section 7.01(g) of the Credit Agreement.

(b)
Notwithstanding anything to the contrary herein contained, subject to compliance in all respects with any applicable requirements set forth in the Credit Agreement, Mortgagor shall be entitled to remove and replace the Improvements and Fixtures located on the Land provided (i) that Mortgagee shall provide Mortgagor with copies of the final plans and specifications for any new improvements, (ii) all work shall be done in a good an workman like manner and pursuant to such permits as may be required under applicable law, and (iii) Mortgagee shall be required to pay all contractors, subcontractors and suppliers and not allow any liens to be filed against the Property other than as permitted by the terms of the Credit Agreement.

(c)
Without limiting the generality of the foregoing, if and so long as operations shall be taking place in the Improvements on the Property, Mortgagor shall be required to keep the same and good repair, working order and condition, in accordance with Section 7.01(g) of the Credit Agreement.

Section 3.10. Governmental Charges. Mortgagor shall pay before the same become delinquent all ad valorem real estate and personal property taxes, charges, sewer use fees, water rates and assessments of every name and nature, whether or not assessed against Mortgagor, if applicable, or related to the Property, or any interest therein, which, if unpaid, might by law become a lien or charge upon all or any part of the Property; provided, however, that so long as no distraint, foreclosure sale or other levy upon or transfer with respect to the Property or any part thereof shall have been effected or threatened, Mortgagor shall not be required to pay any such taxes, charges, fees, rates and assessments by reason of this Section 3.10 if such amount is subject to contest subject to Mortgagor’s compliance with the applicable provisions of the Credit Agreement.

Section 3.11. Encumbrances. Mortgagor shall not create or permit to be created or permit to exist any encumbrance or Lien on the Property (other than any Lien for ad valorem real estate taxes not yet due and payable, the Permitted Liens and as otherwise permitted under the Credit Agreement) even if such encumbrance is inferior to this Mortgage, without the prior express written consent of Agent.

Section 3.12. Transfers of Ownership. Except for easements, leases, licenses and similar transfers of interests in the Property, or any part thereof, completed in Mortgagor’s ordinary course of business or as expressly permitted by the Credit Agreement and Section 3.13 hereof, Mortgagor shall not sell or permit any transfer of any interest in the Property, or any part thereof, without the prior express written consent of Agent.

Section 3.13. Release of Property. Notwithstanding the provisions of Section 3.12 or any provision in the Credit Agreement to the contrary, Mortgagor may sell or otherwise dispose of one or more of the Properties in accordance with Section 7.02 of the Credit Agreement and Agent shall release the liens and security interests created by this Mortgage in connection with any such sale or sales.

ARTICLE 4.

DEFAULT AND FORECLOSURE

Section 4.1. Remedies. If an Event of Default exists and remains unremedied as provided for in the Credit Agreement, Agent may, at Agent’s election, exercise any or all of the following rights, remedies and recourses:

(a)
Acceleration. Declare the Obligations to be immediately due and payable, without further notice, presentment, protest, notice of intent to accelerate, notice of acceleration, demand or action of any nature whatsoever (each of which hereby is expressly waived by Mortgagor), whereupon the same shall become immediately due and payable and, immediately upon the occurrence and during the continuance of an Event of Default, interest shall accrue on the outstanding principal balance of the Obligations at the default rate of interest provided for under the Credit Agreement.

(b)
Entry on Collateral. To the extent permitted by applicable law, enter the Property and take exclusive possession of the Collateral and of all books, records and accounts relating thereto. If Mortgagor remains in possession of the Collateral during the existence of an Event of Default and without Agent’s written consent (to be issued or withheld in Agent’s sole and absolute discretion), Agent may invoke any applicable legal remedies to dispossess Mortgagor.

(c)
Operation of Collateral. To the extent permitted by applicable law and subject to Section 3.9(b), hold, lease, develop, manage, operate or otherwise use the Collateral upon such terms and conditions as Agent may deem reasonable under the circumstances (including making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Agent reasonably deems necessary or desirable to preserve the value of the Collateral), and apply all Rents and other amounts collected by Agent in connection therewith in accordance with the provisions of Section 4.7.

(d)
Foreclosure and Sale. Subject to Section 8.3 and to the greatest extent permitted by applicable law, sell or offer for sale the Collateral in such portions, order and parcels as Agent may determine, with or without having first taken possession of same, to the highest bidder for cash at public auction. Such sale shall be made in accordance with the laws of the State in which the Property is located relating to the sale of real estate or by Article 9 of the UCC relating to the sale of collateral after default by a debtor (as such laws now exist or may be hereafter amended or succeeded), or by any other present or subsequent articles or enactments relating to same. With respect to any notices required or permitted under the UCC, Mortgagor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable. At any such sale (i) whether made under the UCC, any other legal requirement or by virtue of any judicial foreclosure proceedings or any other legal right, remedy or recourse, it shall not be necessary for Agent to be physically present at or to have constructive possession of the Collateral (Mortgagor shall deliver to Agent any portion of the Collateral not actually or constructively possessed by Agent immediately upon demand by Agent), and the title to and right of possession of any such property shall pass to the purchaser thereof as completely as if Agent had been actually present and delivered to purchaser at such sale, (ii) each instrument of conveyance executed by Agent shall contain a special warranty of title binding upon Mortgagor, subject to the Permitted Liens, (iii) each recital contained in any instrument of conveyance made by Agent shall conclusively establish the truth and accuracy of the matters recited therein, including nonpayment of the Obligations, advertisement and conduct of such sale in the manner provided herein and otherwise by applicable law, (iv) any prerequisites to the validity of such sale shall be conclusively presumed to have been performed, (v) the receipt of Agent or other party making the sale shall be a sufficient discharge to the purchaser or purchasers for its or their purchase money and no such purchaser or purchasers, or its or their assigns or personal representatives, shall thereafter be obligated to see to the application of such purchase money or be in any way answerable for any loss, misapplication or nonapplication thereof, and (vi) to the fullest extent permitted by applicable law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Mortgagor, and against all other persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor. Agent or any Lender may be a purchaser at such sale and if Agent or such Lender is the highest bidder, may credit the portion of the purchase price that would be distributed to Agent against the Obligations in lieu of paying cash.

(e)
Receiver. Make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and, to the extent permitted by applicable law, without notice to Mortgagor or regard to the adequacy of the Collateral for the repayment of the Obligations, the appointment of a receiver of the Collateral, and Mortgagor irrevocably consents to such appointment. Any such receiver shall serve without posting a bond and shall have all the usual powers and duties of receivers in similar cases pursuant to applicable law, including the full power to rent, maintain and otherwise operate the Collateral upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions of Section 4.7.

(f)
Other. Exercise all other rights, remedies and recourses granted under the Loan Documents or otherwise available at law or in equity (including an action for specific performance of any covenant contained in the Loan Documents during any proceeding to enforce this Mortgage).

Section 4.2. Separate Sales. The Collateral may be sold in one or more parcels and in such manner and order as Agent, in its sole and absolute discretion, may elect; and the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

Section 4.3. Remedies Cumulative, Concurrent and Nonexclusive. Agent and the Lenders shall have all rights, remedies and recourses granted hereunder and in the Loan Documents and available at law or equity (including the UCC), which rights (a) shall be cumulative and concurrent, (b) may be pursued separately, successively or concurrently against Mortgagor or others obligated under the Credit Agreement and the other Loan Documents, or against the Collateral, or against any one or more of them, at the sole discretion of Agent, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. No action by Agent in the enforcement of any rights, remedies or recourses hereunder, under the Loan Documents or otherwise at law or equity shall be deemed to cure any Event of Default. To the extent permitted by applicable law, Mortgagor hereby waives and releases all procedural errors, defects and imperfections in any proceedings instituted by Agent under the terms of this Mortgage and the other Loan Documents.

Section 4.4. Release of and Resort to Collateral. Agent may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Collateral, any part of the Collateral without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interests created in or evidenced by the Loan Documents or their stature as a first and prior lien and security interest in and to the Collateral. To the extent permitted by law, for payment of the Obligations, Agent may resort to any other security in such order and manner as Agent may elect.

Section 4.5. Waiver of Redemption, Notice and Marshalling of Assets. To the fullest extent permitted by applicable law, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Mortgagor by virtue of any present or future statute of limitations or law or judicial decision exempting the Collateral from attachment, levy or sale on execution or providing for any appraisement, valuation, stay of execution, exemption from civil process, redemption or extension of time for payment, (b) all notices of any Event of Default or of Agent’s election to exercise or its actual exercise of any right, remedy or recourse provided for under the Loan Documents or at law or in equity, and (c) any right to a marshalling of assets or a sale in inverse order of alienation.

Section 4.6. Discontinuance of Proceedings. If Agent shall have proceeded to invoke any right, remedy or recourse permitted under the Loan Documents and shall thereafter elect to discontinue or abandon it for any reason, Agent shall have the unqualified right to do so and, in such an event, Mortgagor and Agent shall be restored to their former positions with respect to the Obligations, the Loan Documents, the Collateral and otherwise, and the rights, remedies, recourses and powers of Agent shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Agent thereafter to exercise any right, remedy or recourse under the Loan Documents for such Event of Default.

Section 4.7. Application of Proceeds. The proceeds of any sale of, and the Rents and other amounts generated by the holding, operating, insuring, leasing, management, operation or other use of the Collateral, after the exercise by Agent of any remedy hereunder giving Agent control or possession of such sum, shall be applied by Agent (or the receiver, if one is appointed) in the order set forth in the Credit Agreement unless otherwise required by applicable law.

Section 4.8. Occupancy After Foreclosure. The purchaser at any sale pursuant to Section 4.1(d) shall become the legal owner of the Collateral. All occupants of the Collateral shall, to the extent permitted by law and at the option of such purchaser, become tenants of the purchaser at the sale and shall deliver possession thereof immediately to the purchaser upon demand. It shall not be necessary for the purchaser at said sale to bring any action for possession of the Collateral other than the statutory action of forcible detainer in any court having jurisdiction over the Collateral.

Section 4.9. Additional Advances and Disbursements; Costs of Enforcement.

(a)
If Mortgagor shall fail, refuse or neglect to make any payment or perform any act required by the Loan Documents and such failure constitutes an Event of Default, then without notice to or demand upon Mortgagor or any other Person, and without waiving or releasing any other right, remedy or recourse Agent may have because of such Event of Default, Agent may (but shall not be obligated to) make such payment or perform such act for the account of and at the expense of Mortgagor, provided that any such action by or on behalf of Agent of such non-performance or breach shall not be deemed to cure any such Event of Default. All sums advanced and expenses incurred at any time by Agent under this Section 4.9, or otherwise under this Mortgage or any of the other Loan Documents or applicable law, shall be payable on demand and shall bear interest from the date of demand at the default rate of interest applicable under the Credit Agreement, and all such sums, together with interest thereon, shall be secured by this Mortgage.

(b)
Mortgagor shall pay, or at Agent’s option, reimburse Agent on demand for, all third party out-of-pocket expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of this Mortgage and the other Loan Documents, or the enforcement, compromise or settlement of the Obligations or any claim under this Mortgage and the other Loan Documents, or for defending or asserting the rights and claims of Agent in respect thereof, by litigation or otherwise. Such expenses shall include third party out-of-pocket expenses (including the reasonable fees and expenses of outside counsel for Agent) incurred in connection with (i) the preservation and enforcement of Agent’s liens and security interests under this Mortgage, (ii) the protection, exercise or enforcement of Agent’s rights with respect to the Property including Agent’s rights hereunder to (1) collect or take possession of the Property and the proceeds thereof, (2) hold the Property, (3) prepare the Property for sale or other disposition and (4) sell or otherwise dispose of the Property, and (iii) the assertion, protection, exercise or enforcement of Agent’s rights in any proceeding under the United States Bankruptcy Code, including the preparation, filing and prosecution of (1) proofs of claim, (2) motions for relief from the automatic stay, (3) motions for adequate protection, and (4) complaints, answers and other pleadings in adversary proceedings by or against Agent or relating in any way to the Property. The duties and obligations of Agent under this Section 4.9(b) are in addition to, and not in lieu of, Agent’s duties and obligations under the Credit Agreement.

Section 4.10. No Mortgagee-in-Possession. Neither the enforcement of any of the remedies under this Article 4, the assignment of the Leases and Rents under Article 5, the security interests under Article 6, nor any other remedies afforded to Agent or the Lenders under the Loan Documents, at law or in equity shall cause Agent (or the Lenders or any Lender) to be deemed or construed to be a mortgagee-in-possession of the Collateral, to obligate Agent to lease the Collateral or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.

ARTICLE 5.

ASSIGNMENT OF LEASES AND RENTS

Section 5.1. Assignment. Mortgagor unconditionally and absolutely assigns, transfers and sets over to Agent all of Mortgagor’s right, title and interest in and to: (a) all Leases; (b) all Lease Guaranties; and (c) all Rents. This Assignment is an absolute assignment to Agent and not an assignment as security for the performance of the Obligations or any other indebtedness.

Section 5.2. Revocable License. Notwithstanding that Section 5.1 above is an absolute assignment of the Leases, Lease Guaranties, and Rents and not merely the collateral assignment of, or the grant of a lien or security interest in the Leases, Lease Guaranties, and Rents, Agent grants to Mortgagor a revocable license to collect, use and receive the Rents. In addition, Mortgagor shall be permitted to enter into Leases and / or amend any such Leases and / or Lease Guaranties in Mortgagor’s ordinary course of business. Such license may be revoked by Agent upon the occurrence and during the continuance of any Event of Default.

Section 5.3. No Merger of Estates. So long as any part of the Obligations remain unpaid and undischarged, the fee and leasehold estates to the Collateral shall not merge, but shall remain separate and distinct, notwithstanding the union of such estates either in Mortgagor, Agent, any lessee or any third party by purchase or otherwise.

ARTICLE 6.

SECURITY AGREEMENT

Section 6.1. Security Agreement. This Mortgage shall constitute a security agreement under Article 9 of the UCC in each applicable jurisdiction with respect to the fixtures, now owned or hereafter acquired by Mortgagor, which might otherwise be deemed “fixtures” and all accessions thereto and the proceeds thereof. Mortgagor has granted and does hereby grant Agent to and for the benefit of the Lenders a security interest in the fixtures and in all additions and accessions thereto, renewals and replacements thereof and all substitutions therefor and proceeds thereof for the purpose of securing all Obligations now or hereafter secured by this Mortgage. The following provisions relate to such security interest:

(a)
During the existence of an Event of Default, Agent shall have the rights and remedies of a secured party under the UCC as well as all other rights and remedies available at law or in equity or under this Mortgage.

(b)	A description of the Land which relates to the fixtures is set forth in Exhibit A.

(c)
Terms defined in the UCC and not otherwise defined in this Mortgage shall have the same meanings in this Article as are set forth in the UCC. In the event that a term is used in Article 9 of the UCC and also in another Article of the UCC, the term used in this Article is that used in Article 9.

(d)
Solely with respect to personal property, in the event of any conflict between the provisions of this Article 6 and the provisions of the Security Agreement, the provisions of the Security Agreement shall control.

ARTICLE 7.

MISCELLANEOUS

Section 7.1. Notices. Any notice required or permitted to be given under this Mortgage shall be given and deemed delivered and received in the manner described in the Credit Agreement.

Section 7.2. Covenants Running with the Property. All obligations contained in this Mortgage are intended by Mortgagor and Agent to be, and shall be construed as, covenants running with the Property. As used herein, “Mortgagor” shall refer to the party named in the first paragraph of this Mortgage and to any subsequent owner of all or any portion of the Property (without in any way implying that Agent has or will consent to any such conveyance or transfer of the Property). All persons or entities who may have or acquire an interest in the Property shall be deemed to have notice of, and be bound by, the terms of the Credit Agreement and the other Loan Documents; however, no such party shall be entitled to any rights thereunder without the prior written consent of Agent (which may be issued or withheld in Agent’s sole and absolute discretion).

Section 7.3. Attorney-in-Fact. To the extent permitted by applicable law, Mortgagor hereby irrevocably appoints Agent and its successors and assigns, as its attorney-in-fact, which agency is coupled with an interest, (a) to execute and/or record any notices of completion, cessation of labor, or any other notices that Agent deems appropriate to protect Agent’s and the Lenders’ interest, if Mortgagor shall fail to do so within ten (10) days after written request by Agent, (b) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, and Fixtures in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve Agent’s security interests and rights in or to any of the Collateral, and (d) during the existence and continuance of an Event of Default, to perform any obligation of Mortgagor hereunder or under any of the other Loan Documents; however: (1) Agent shall not under any circumstances be obligated to perform any obligation of Mortgagor; (2) any sums advanced by Agent or the Lenders in such performance shall be added to and included in the Obligations and shall bear interest at the default rate of interest provided for under the

Credit Agreement after demand and shall be payable on demand; (3) Agent as such attorney-in-fact shall only be accountable for such funds as are actually received by Agent; and (4) neither Agent nor any Lender shall be liable to Mortgagor or any other person or entity for any failure to take any action which it is empowered to take under this Section 7.3.

Section 7.4. Successors and Assigns. This Mortgage shall be binding upon and inure to the benefit of Agent, the Lenders and Mortgagor and their respective successors and assigns provided that Mortgagor shall not assign any rights, duties or obligations hereunder, except as may be expressly permitted under the Credit Agreement.

Section 7.5. No Waiver. Any failure by Agent to insist upon strict performance of any of the terms, provisions or conditions of the Loan Documents shall not be deemed to be a waiver of same, and Agent shall have the right at any time to insist upon strict performance of all of such terms, provisions and conditions.

Section 7.6. Subrogation. To the extent proceeds of the Loan have been used to extinguish, extend or renew any indebtedness against the Collateral, then Agent shall be subrogated to all of the rights, liens and interests existing against the Collateral and held by the holder of such indebtedness and such former rights, liens and interests, if any, are not waived, but are continued in full force and effect in favor of Agent.

Section 7.7. Release or Reconveyance. Upon the full, final and indefeasible payment and performance of the Obligations in accordance with the terms of the Credit Agreement, Agent, at Mortgagor’s reasonable expense, shall release the liens and security interests created by this Mortgage or reconvey the Collateral to Mortgagor.

Section 7.8. Waiver of Stay, Moratorium and Similar Rights. Mortgagor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any appraisement, valuation, stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement of the provisions of this Mortgage or the indebtedness secured hereby, or any agreement between Mortgagor and Agent or any rights or remedies of Agent.

Section 7.9. Obligations of Mortgagor, Joint and Several. If more than one person or entity has executed this Mortgage as “Mortgagor,” the obligations of all such persons or entities hereunder shall be joint and several.

Section 7.10. Future Advances. This Mortgage covers present and future advances and readvances made by the Lenders to or for the benefit of Mortgagor and/or Borrowers pursuant to the Credit Agreement which will not at any time exceed the aggregate outstanding principal balance of $85,000,000.00. It is the intent of the parties that the priority of the liens and security interests granted herein of such future advances shall relate back to the date of recording of this Mortgage. Mortgagor covenants not to issue a cut-off notice to Agent until the Lenders have no further executory obligation to advance Loan proceeds and all of the Obligations have been fully and finally repaid.

Section 7.11. Governing Law. In all respects, including all matters of construction, validity and performance, this Mortgage and the obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the State of New York applicable to contracts made and performed in that state, and any applicable laws of the United States of America; except with respect to the creation, perfection and enforcement of liens, which shall be governed by and construed and enforced in accordance with the law of the state in which the Property is located.

Section 7.12. Venue. Any legal action or proceeding with respect to this Mortgage may be brought in the courts of the State of Indiana in Marion County and Mortgagor waives any objections which it may now or hereafter have based on venue and/or forum non-conveniens of any such legal action or proceeding.

Section 7.13. Headings. The Article, Section and Subsection titles hereof are inserted for convenience of reference only and shall in no way alter, modify or define, or be used in construing, the text of such Articles, Sections or Subsections.

Section 7.14. Entire Agreement. This Mortgage and the other Loan Documents embody the entire agreement and understanding between Agent and Mortgagor and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no oral agreements between the parties.

ARTICLE 8.

STATE-SPECIFIC PROVISIONS

Section 8.1. Inconsistencies. In the event of any inconsistencies between the terms and conditions of this Article 8 and the other provisions of this Mortgage, the terms and conditions of this Article 8 shall control and be binding.

Section 8.2. Definitions. Terms used in this Article 8 that are not otherwise defined in this Article 8 are given the same meanings as are otherwise set forth in this Mortgage. The following terms and references have the following meanings for purposes of this Article 8 of this Mortgage:

(a)
Applicable Law means constitutional, statutory and case law in the State of Indiana (the “State”), including, but not by way of limitation, Mortgages, Ind. Code 32-29, Mortgage Foreclosure Actions, Ind. Code 32-30-10, Receiverships, Ind. Code 32-30-5, and the Uniform Commercial Code - Secured Transactions, Ind. Code 26-1-9.1 (the “UCC”), as amended, modified and/or recodified from time to time and all references in this Mortgage to Article 9 shall mean Article 9.1 of the UCC adopted in the State; provided, however, if by reason of mandatory provisions of law, the perfection, the effect of perfection or nonperfection, and the priority of the security interests in any collateral are governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State, UCC shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to perfection, effect of perfection or non-perfection, and the priority of the security interests in any such collateral.

(b)	County means the County in the State in which the Land is located.

Section 8.3. Mortgage Foreclosure Actions. Any actions to be taken by Mortgagee in respect of the exercise of its remedies hereunder and the enforcement of this Mortgage shall be subject to all applicable provisions of Indiana law regulating the creation or enforcement of a lien or security interest in real or personal property including, but not by way of limitation, Ind. Code 32-30-1, et seq., “Mortgage Foreclosure Actions,” and the Code, as amended, modified and/or replaced from time to time. In the event of any inconsistencies between the terms hereof and the provisions of such laws, the provisions of Indiana law shall take precedence over the provisions of this Mortgage, but same shall not invalidate or render unenforceable any other provisions of this Mortgage that can be construed in a manner consistent with Indiana law.

Section 8.4. Maturity Date. The Obligations hereby secured, if not earlier accelerated, have a final maturity date of September 26, 2019.

Section 8.5. Obligations Secured. Pursuant to Ind. Code 32-29-1-10, and notwithstanding anything contained in this Mortgage or the other Loan Documents to the contrary, this Mortgage shall secure: (a) a maximum principal amount of $85,000,000.00, exclusive of any items described in clause (b) below, including any additional advances made from time to time after the date hereof pursuant to the other Loan Documents whether made as part of the obligations secured hereby, made at the option of the Agent made after a reduction to a zero or other balance, or made otherwise; and (b) all other amounts payable by Mortgagor, or advanced by Agent for the account, or on behalf, of Mortgagor, pursuant to the other Loan Documents, including amounts advanced with respect to the Collateral for the payment of taxes, assessments, insurance premiums and other costs and impositions incurred for the protection of the Collateral to the same extent as if the future obligations and advances were made on the date of execution of the Mortgage.

Section 8.6. Remedies of Agent. Notwithstanding anything in this Mortgage or any other Loan Document to which Mortgagor is a party to the contrary, Agent shall be entitled to all rights and remedies that an Agent would have under Applicable Law. In the event of any inconsistency between the provisions of this Mortgage and the provisions of Applicable Law, the provisions of Applicable Law shall take precedence over the provisions of this Mortgage, but shall not invalidate or render unenforceable any other provisions of this Mortgage that can be construed in a manner consistent with Applicable Law. Agent shall be vested with the rights and remedies granted under Applicable Law. Notwithstanding any provision in this Mortgage relating to a power of sale or other provision for sale of the Collateral upon an Event of Default other than under a judicial proceeding, any sale of the Collateral pursuant to this Mortgage will be made through a judicial proceeding, except as otherwise may be permitted under the UCC.

Section 8.7. Available Remedies. To the extent Applicable Law limits: (a) the availability of the exercise of any of the remedies set forth in this Mortgage, including without limitation the remedies involving a power of sale on the part of Agent and the right of Agent to exercise self-help in connection with the enforcement of the terms of this Mortgage, or (b) the enforcement of waivers and indemnities made by Mortgagor, such remedies, waivers, or indemnities shall be exercisable or enforceable, any provisions in this Mortgage to the contrary notwithstanding, if, and to the extent, permitted by the laws in force at the time of the exercise of such remedies or the enforcement of such waivers or indemnities without regard to whether such remedies, waivers or indemnities were enforceable at the time of the execution and delivery of this Mortgage.

Section 8.8. Assignment of Rents. Without limiting the scope of the assignment of Rents contained in this Mortgage, the assignment of Rents set forth herein shall constitute an assignment of rents as set forth in Ind. Code 32-21-4-2 and Ind. Code 32-29-1-11 and thereby creates, and Mortgagor hereby grants to Agent, a security interest in the Rents that will be perfected upon the recording of this Mortgage. Such assignment shall run with the Land and be good and valid as against Mortgagor and those claiming by, under or through Mortgagor, from the date of recording of this Mortgage. Such assignment shall continue to be operative during the foreclosure or any other proceedings taken to enforce this Mortgage. Such assignment does not and shall not be construed as obligating Agent to perform any of the covenants or undertakings required to be performed by Mortgagor in any Leases or make Agent or any of its successors or assigns otherwise responsible or liable in any manner with respect to Leases or Rents or the use, occupancy, enjoyment or any portion of the Collateral.

Section 8.9. Fixture Filing. It is intended that as to the Fixtures that are or are to become part of the Collateral hereby mortgaged, this Mortgage shall be effective as a continuously perfected financing statement filed as a fixture filing from the date of the filing of this Mortgage for record with the Recorder of the County, pursuant to Ind. Code 26-1-9.1-502 and Ind. Code 26-1-9.1-515. This information is provided in order that this Mortgage shall comply with the requirements of the UCC, for a mortgage instrument to be filed as a continually perfected financing statement. This Mortgage covers goods which are or are to become Fixtures.

Name of Debtor:	AL Real Estate Holdings, LLC c/o Angie's List, Inc.

Address of Debtor:	1030 East Washington Street Indianapolis, Indiana 46202

Type of Organization:	Corporation

State of Organization:	Delaware

Name of Secured Party:	TCW Asset Management Company, as Agent

Address of Secured Party:	865 South Figueroa Street, Suite 1800 Los Angeles, CA 90017

Mortgagor hereby acknowledges receipt of a copy of this Mortgage in compliance with Agent’s obligation to deliver a copy of the fixture filing to Mortgagor pursuant to Section 9.1-502(f) of the UCC.

Section 8.10. Defined Terms. To the extent necessary to interpret any provision of this Mortgage and any other Loan Document to which Mortgagor is a party are hereby incorporated by reference into this Mortgage with the same effect as if set forth herein. In the event that any such incorporated provisions of any other Loan Document to which Mortgagor is a party are inconsistent with the provisions hereof, the provisions of the other Loan Document to which Mortgagor is a party shall govern and control to the extent of the inconsistency; provided, however, the provisions of this Article 8 shall govern and control in all circumstances, anything in this Mortgage or any other Loan Document to which Mortgagor is a party to the contrary notwithstanding.

Section 8.11. Survival. Any of the terms and provisions of Article 8 of this Mortgage that are intended to survive, shall nevertheless survive the release or satisfaction of this Mortgage whether voluntarily granted by Agent, as a result of a judgment upon judicial foreclosure of this Mortgage or in the event a deed in lieu of foreclosure is granted by Mortgagor to Agent.

Section 8.12. Judgments and Decrees. The Obligations secured hereby shall include all judgments or final decrees rendered to collect any of the Obligations of Mortgagor to Agent and/or enforce the performance or collection of all rights, remedies, covenants, agreements, conditions, indemnities, representations, warranties, and other liabilities, covenants, agreements, and any other obligations and liabilities of Mortgagor under this Mortgage, and any other Loan Document to which Mortgagor is a party; provided, however, such Obligations and other obligations and liabilities shall not include any judgment(s) or final decree(s) rendered in another jurisdiction, which judgment(s) or final decree(s) would be unenforceable by a State Court pursuant to Ind. Code 34-54-3-4. The obtaining of any judgment by Agent (other than a judgment foreclosing this Mortgage) and any levy of any execution under any such judgment upon the Collateral shall not affect in any manner or to any extent the lien of this Mortgage upon the Collateral or any part thereof, or any liens, powers, rights and remedies of Agent hereunder, but such liens, powers, rights and remedies shall continue unimpaired as before until the judgment or levy is satisfied.

Section 8.13. No Liability of Agent. It is understood and agreed that neither this Mortgage nor the exercise by Agent of any of its rights or remedies under this Mortgage shall be deemed to make Agent a “mortgagee-in-possession” or otherwise responsible or liable in any manner with respect to the leases or rents or the use, occupancy, enjoyment or any portion of the Collateral, unless and until Agent, in person or by agent, assumes actual possession thereof; provided, however, no appointment of a receiver for the Collateral by any court at the request of Agent or by agreement with Mortgagor, or the entering into possession of any part of the Collateral by such receiver, shall be deemed to make Agent a “mortgagee-in-possession” or otherwise responsible or liable in any manner with respect to the Collateral or the use, occupancy, enjoyment or operation of all or any portion thereof.

Section 8.14. Enforcement Actions. If Agent brings an action against Mortgagor in the State to recover judgment under this Mortgage or any other Loan Document to which Mortgagor is a party and during the pendency of such action brings a separate action in the State under this Mortgage, such actions shall be consolidated if and to the extent required pursuant to Applicable Law.

Section 8.15. Additional Collateral. If, after the date of this Mortgage, Mortgagor acquires any property located on and used in connection with the Collateral and that by the terms of this Mortgage is required or intended to be encumbered by this Mortgage, the property shall become subject to the lien and security interest of this Mortgage immediately upon its acquisition by Mortgagor and without any further mortgage, conveyance, assignment or transfer. Nevertheless, upon Agent’s request at any time Mortgagor will execute, acknowledge and deliver any additional instruments and assurances of title and will do or cause to be done anything further that is reasonably necessary for carrying out the intent of this Mortgage.

Section 8.16. Foreclosure Sale Proceeds. The proceeds of any foreclosure sale of the Collateral shall be distributed and applied pursuant to this Mortgage and the Credit Agreement, to the extent permitted by Applicable Law.

Section 8.17. Appointment of Receiver. Mortgagor agrees that Agent shall be entitled to the appointment of a receiver as a matter of right in accordance with Ind. Code § 32-30-5-1(4)(C) in any action brought by Agent seeking to enforce this Mortgage, including without limitation, by judicial foreclosure and subject to the terms and provisions of this Mortgage and the Credit Agreement, any such receiver, when duly appointed, shall have all of the powers and duties of receivers pursuant to Applicable Law.

Section 8.18. Power of Attorney. In no event shall any power of attorney granted herein give to Agent the right or the power of attorney or authority as attorney on behalf of Mortgagor to: (a) appear in any court of record and waive the service of process in an action to enforce the payment of money claimed to be due on or under this Mortgage; (b) confess judgment on this Mortgage for a sum of money to be ascertained in a manner other than by action of the court upon a hearing after notice to Mortgagor; or (c) release errors and rights of appeal from a judgment rendered for the matters described in subclause (a) or (b) hereof or to consent to the issue of execution on the judgment or the matters described in subclause (a) or (b) hereof.

Section 8.19. Non-Waiver. Nothing herein constitutes or is intended to constitute a waiver by Mortgagor of the time limitation on issuance of process under Ind. Code § 32-29-7-3 or a waiver by Mortgagor or Agent of any rights under Ind. Code § 32-29-7-5.

Section 8.20. Attorneys Fees; Costs of Enforcement and Collateral Preservation. In any action to enforce or to foreclose the lien of this Mortgage, Agent shall be entitled to recover from Mortgagor its reasonable attorneys’ and paralegals’ fees, and all third party out-of-pocket costs and expenses incurred, whether incurred in court-ordered mediation, at trial, on appeal, or in bankruptcy and administrative proceedings, and including but not limited to any costs for environmental reports, appraisals, property inspections and inspection reports, title searches and reports, surveys, and costs of a similar nature incurred by Agent for the Collateral.

Section 8.21. UCC Remedies. Notwithstanding anything in this Mortgage to the contrary, if an Event of Default shall occur and be continuing, Mortgagor further agrees, at Agent’s request, to assemble the personal property and make it available to Agent at the Property.

Section 8.22. Collection Cost Recovery. This Mortgage shall secure, and Agent shall be entitled to collect from Mortgagor and add to the obligations incurred by Mortgagor under the Loan pursuant to the terms of the Credit Agreement, including, without limitation, in any proceeding to enforce this Mortgage or foreclose upon the Collateral, all expenses of any environmental site assessments, environmental audits, environmental remediation costs, appraisals, surveys, engineering studies, wetlands delineations, flood plain studies, and any other similar testing or investigation reasonably deemed necessary or advisable by Agent incurred in preparation for, contemplation of or in connection with the enforcement of this Mortgage and/or the collection of the Obligations.

Section 8.23. Enforcement Action. Nothing in this Mortgage or the other Loan Documents shall be deemed to preclude Agent from filing any action, suit or proceeding in respect of this Mortgage or the Obligations in the State or the courts of the United States of America located in the State.

Section 8.24. Hazard Insurance Coverage. Anything contained in this Mortgage, the Credit Agreement or the other Loan Documents to the contrary, Agent or Agent’s assignee, or representative may not require Mortgagor, as a condition of receiving or maintaining this Mortgage to obtain hazard insurance coverage against risks to Improvements in an amount exceeding the replacement value of the Improvements in violation of Ind. Code 32-29-1-2.5.

Section 8.25. Business Purpose. This Mortgage secures indebtedness incurred for business or commercial purposes, and the proceeds thereof will not be used for personal, family, residential, household or agricultural purposes.

[Remainder of this page intentionally left blank; Signature page to follow]

IN WITNESS WHEREOF, this Mortgage has been executed by Mortgagor and is effective as of the day and year first above written.

AL Real Estate Holdings, LLC, an Indiana limited liability company

By:	/s/ J. Mark Howell
Name:	J. Mark Howell
Title:	Manager and President

STATE OF INDIANA		)
) SS
COUNTY OF	Marion	)

Personally came before me this 9th day of June, 2016, the above named J. Mark Howell, as Manager & President of AL Real Estate Holdings, LLC, an Indiana limited liability company, to me known to be the person who executed the foregoing instrument and acknowledged the same as the act and deed of AL Real Estate Holdings, LLC.

/s/ JANE R. DUCHARME
Notary Public
Printed Name:	Jane R. Ducharme
My Commission Expires:	10/21/23
My County of Residence:	Marion
[SEAL]

I affirm, under penalties for perjury, that I have taken reasonable care to redact each Social Security number in this document, unless required by law. D. Eric Remensperger, Esq.

This instrument prepared by: D. Eric Remensperger, Esq., Proskauer Rose LLP, 2049 Century Park East, Suite 3200, Los Angeles, California 90067

[Signature and Acknowledgment Page to Mortgage]

EXHIBIT A

LEGAL DESCRIPTION

1050 East Washington Street:

Part of the South end of the West Half of the Southwest Quarter of Section 6, Township 15 North, Range 4 East of the Second Principal Meridian, in Marion County, Indiana, being the combined area of the following Lots, Tracts or Strips of land.

1. The East 15 feet of Lot 7 and all of Lots 8 and 9 in Northrup and Huston's Addition as per plat thereof recorded in Plat Book 6, page 103, the deed for which is recorded as Instrument Number 69463-46, in the Office of the Recorder of Marion County, Indiana.

2. ALSO: A 12 foot alley located between Lots 9 and 10 in Northrup and Huston's Addition as per plat thereof recorded in Plat Book 6, page 103, vacated by Resolution Number 16237, recorded in the Office of the Recorder of Marion County, Indiana.

3. ALSO; Lot 10 in said in Northrup and Huston's Addition as per plat thereof recorded in Plat Book 6, page 103, the deed for which is recorded as Instrument Number 10589-40, in the Office of the Recorder of Marion County, Indiana.

4. ALSO: All of Lot 1 in Davidson's 1st Addition as per plat thereof recorded in Plat Book 2, page 104, in the Office of the Recorder of Marion County, Indiana, lying South of the 15 foot alley North of Washington Street, the description of said alley being the same as that recorded in Mortgage Record 627, page 279. EXCEPT therefrom a strip of land 50 feet in width by169.6 feet in depth off of the East side thereof, the deed for the remainder of the said Lot 1 South of said alley being that recorded as Instrument Number 10589-40 in the Office of the Recorder of Marion County, Indiana.

5. ALSO: Part of Lot 1 in said Davidson's 1st Addition as per plat thereof recorded in Plat Book 2 page 104, in the Office of the Recorder of Marion County, Indiana, being a 50 foot strip of land by 169 feet and 6 inches in depth in the southeast comer of said Lot 1, (shown as an exception in Instrument Number 10589), the deed for which is recorded as Instrument Number 10588-40, in the Office of the Recorder of Marion County, Indiana.

All of which is more particularly described as follows:

Beginning at the Southeast corner of said Lot 1, said point being on the North right-of-way line of Washington Street, and running thence North 00 degrees 07 minutes 29 seconds West along the East line thereof a distance of 169.6 feet by deed, 167.94 feet measured, to the South line of the 1st alley North of Washington Street, opened by the Board of Public Works in May 1913, described in Mortgage Record 627, page 279; thence South 89 degrees 33 minutes 51 seconds West along the South line of said alley a distance of 175.00 feet to a point on the Eastern terminus of the alley running East and West in referenced Northrup and Huston's Addition; thence South 00 degrees 07 minutes 29 seconds East along the East terminus of said alley a distance of 1.38 feet to the South line extended East of the said East-West alley that is a part of the Northrup and Huston's Addition; thence South 89 degrees 43 minutes 40 seconds West along the South line of said alley a distance of 72.00 feet by deal, 71.78 feet measured to a point on the North line of Lot 7, 15 feet by deed Westward from the Northeast corner thereof; thence Southward by Plat parallel to the East line of Northrup and Huston's Addition, a plat distance of 169.5 feet, South 00 degrees 02 minutes 50 seconds East a distance of 166.06 feet measured to the North right-of-way line of Washington Street; thence North 89 degrees 43 minutes 40 seconds East a distance of 247.00 feet to the point of beginning.

EXCEPT THEREFROM: A grip of land lying adjacent to and North of the North end of Lot 10 of the Northrup and Huston's Addition and being of even width there-with and approximately 1.38 feet in depth, said strip of land appearing to have been a part of Lot 11 of said Addition that was separated from said Lot 11 by the opening of the 15 foot East-West alley described in Mortgage Record 627 page 279.

ALSO EXCEPTING THEREFROM: A strip of land 50 feet in width and approximately 1.88 feet in depth lying between the North end of the 50 foot strip of land the deed for which is recorded as Instrument Number 15088 and the South line of a 15 foot alley, opened by the Board of Public Works in May, 1913, the description of which is recorded in Mortgage Record 627, page 279.

1122 East Washington Street:

Lots 1, 2, 3, 4 and 5 in Latham’s Subdivision, being a Subdivision of Lot 2 in Davidsons First Addition, an Addition to the City of Indianapolis, as per plat thereof, recorded in Plat Book 15, page 34, in the office of the Recorder of Marion County, Indiana.